Exhibit 99.1

Cynosure to be Acquired by Hologic

Dear Cynosure Supplier,

We are writing to share some exciting news. Yesterday Cynosure announced that the company has entered into a definitive agreement to be acquired by Hologic, Inc., a global leader in diagnostics, breast imaging and surgical products with a focus on women’s health.

Hologic is committed to the aesthetic business and to helping us grow, which we hope means we will be doing even more business with you. Hologic plans to make investments that will enable us to accelerate our expansion into the non-core market, further strengthen our position in women’s health and accelerate our R&D initiatives through new indications benefitting both core and non-core aesthetic physicians.

What’s most important in terms of our relationship with you is that it’s business as usual for Cynosure. Your key contacts will remain the same. After the transaction is complete and we officially become part of Hologic, there may be some changes to our invoicing and payment system to make you aware of. Once all of those details are finalized we will send you a separate communication to highlight those changes.

We are proud of the tremendous success we have achieved at Cynosure. Joining forces with Hologic is an attractive opportunity that we hope will broaden our relationship.

Thank you for your continued commitment to Cynosure.

Michael R. Davin

Chairman, President and Chief Executive Officer

Cynosure

David Mackie

Executive Vice President—Operations

Cynosure

Additional Information

The tender offer for the outstanding shares of Cynosure referenced in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Hologic and its subsidiary will file with the Securities and Exchange Commission (“SEC”). At the time the tender offer is commenced, Hologic and its subsidiary will file tender offer materials on Schedule TO, and thereafter Cynosure will file a Solicitation/Recommendation Statement on Schedule 14D-9, with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF CYNOSURE COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF CYNOSURE COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Cynosure common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies of the tender offer materials may be obtained for free by contacting Hologic, Inc. at 250 Campus Drive, Marlborough, MA 01752, Attention: Investor Relations. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Hologic and Cynosure file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Hologic or Cynosure at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Hologic’s and Cynosure’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

Forward Looking Statements

This message contains forward-looking information that involves risks and uncertainties, including statements about each company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; each company’s strategies, positioning, resources, capabilities, and expectations for future performance; and each company’s outlook and financial and other guidance. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are based upon assumptions made as of this date and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the either company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the possibility that the anticipated benefits from the proposed transaction cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Cynosure’s operations with those of Hologic will be greater than expected; the ability of the combined company to retain and hire key personnel; the ability of the parties to timely and successfully receive required regulatory approvals; the effect of the continuing worldwide macroeconomic uncertainty, including the UK’s decision to leave the European Union, on each company’s business and results of operations; the coverage and reimbursement decisions of third-party payors and the guidelines, recommendations, and studies published by various organizations relating to the use of products and treatments; the uncertainty of the impact of cost containment efforts and federal healthcare reform legislation on each company’s business and results of operations; the impact to Hologic’s results of operations from the disposal of its blood screening business to Grifols, and the operational challenges of separating this business unit from Hologic’s molecular diagnostics business; the ability to successfully manage ongoing organizational and strategic changes, including Hologic’s ability to attract, motivate and retain key employees; the impact and anticipated benefits of completed acquisitions and acquisitions Hologic may complete in the future; the ability to consolidate certain of Hologic’s manufacturing and other operations on a timely basis and within budget, without disrupting Hologic’s business and to achieve anticipated cost synergies related to such actions; the development of new competitive technologies and products; regulatory approvals and clearances for products; production schedules for products; the anticipated development of markets in which products are sold into and the success of products in these markets; the anticipated performance and benefits of products; business strategies; estimated asset and liability values; the impact and costs and expenses of any litigation the companies may be subject to now or in the future; compliance with covenants contained in Hologic’s debt agreements; anticipated trends relating to Hologic’s financial condition or results of operations, including the impact of interest rate and foreign currency exchange fluctuations; and Hologic’s capital resources and the adequacy thereof.

The risks included above are not exhaustive. Other factors that could adversely affect each company’s business and prospects are described in the filings made by the applicable company with the SEC. Hologic and Cynosure expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.